                                                                   EXHIBIT 10.17
                             CHANGE OF CONTROL AND
                              SEVERANCE AGREEMENT
                              -------------------


     This Agreement made as of the 21st day of December 1998 by and between Annie's Homegrown, Inc., a Delaware corporation with its principal place of business at 395 Main Street, Wakefield, Massachusetts 02880 (the "Company") and Neil Raiff, an individual whose mailing address is 11 David Road, Unit B-11, Acton, Massachusetts 01720 (the "Employee").

W I T N E S S E T H:

     WHEREAS, Employee is Treasurer and Chief Financial Officer of the Company and has made and is expected to continue to make major contributions to the Company; and

     WHEREAS, the Company desires to provide Employee with certain benefits in the event of a change in control of the Company as hereinafter set forth.

     NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee agree as follows:

Payment in Connection with a Merger or Sale of the Company. If, during the term of Employee's employment, or within six (6) months of an Involuntary Termination without Cause (as hereinafter defined) of Employee's employment with the Company or a related entity, there shall be a Change of Control (as hereinafter defined), Employee shall be entitled to receive from the Company an amount equal to one percent (1%) of the Consideration (as hereinafter defined) paid in connection with the Change in Control less the amount due, including all accrued interest, on all notes due to the Company from Employee. For purposes hereof, "Change in Control" means the occurrence of any of the following events during the term of Employee's employment: (a) the Company is merged or consolidated or reorganized into or with another corporation or other legal person (including a purchase or exchange of the Company's stock), and as a result of such merger, consolidation or any other reorganization or change of ownership of the Company's stock less than a majority of the combined voting power of the then-outstanding securities of such surviving, resulting or reorganized corporation or person immediately after such transaction is held in the aggregate by the holders of the then-outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock") immediately prior to such transaction; or (b) the Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer, less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock in the Company immediately prior to such sale or transfer. For purposes hereof, "Consideration" shall mean cash and securities paid to the Company and/or its shareholders upon consummation of the Change in Control and shall exclude (a) any amount to be paid after the consummation of the Change in Control and (b) any debt assumed by the acquirer.

Termination of Employment.

     Voluntary Termination. Employee may voluntarily terminate his employment with the Company upon sixty (60) days written notice to the Company. In the event that Employee voluntarily terminates his employment with the Company, the Company will pay Employee any sums which accrued to Employee prior to the effective date of termination, including any accrued bonus earned but not yet paid, and any stock options granted by the Company that have accrued, but have not yet been issued.

     Involuntary Termination. Employee may be terminated by the Company at any time with or without cause by a majority vote of the Board of Directors ("Involuntary Termination"). "Cause" shall be defined as: (a) Employee's conviction of any crime (whether or not involving the Company) which constitutes a felony in the jurisdiction involved; (b) any intentional act of theft, fraud or embezzlement by Employee in connection with his work with the Company; or (c) Employee's continuing, repeated and willful failure or refusal to perform his duties and services (other than due to his incapacity due to illness or injury). In the event of an Involuntary Termination for any reason other than Cause as defined herein or Employee's own voluntary termination, the Company shall continue to pay Employee's monthly Base Salary, as then in effect, in the Company's normal payroll periods for six (6) months, and the Company shall maintain health insurance and other fringe benefits, if any, for a period of six
(6) months following such termination. If Employee shall leave employment within thirty (30) days of any material involuntary reduction in Employee's Base Salary, bonus opportunity or responsibilities, any such cessation of employment shall be deemed to be an Involuntary Termination for any reason other than Cause or Employee's own voluntary termination, and Employee shall be entitled to the severance payment and continuation of benefits described in this Section 2(b). For the purposes of this Agreement, "Base Salary" shall mean Employee's basic compensation exclusive of bonuses, stock options and any other forms of compensation or benefits.

     Involuntary Termination - Change in Control. If after the effective date of a Change in Control Employee's employment is terminated other than for Cause or pursuant to Employee's own voluntary termination, the Company shall within thirty (30) days pay to Employee, in one lump sum, severance equal to twelve
(12) months of Base Salary, as then in effect, and the Company shall maintain for Employee health insurance and other fringe benefits, if any, for a period of twelve (12) months following such termination. If after the effective date of a Change in Control Employee shall leave employment within thirty (30) days of any material involuntary reduction in Employee's Base Salary, bonus opportunity or responsibilities, any such cessation of employment shall be deemed to be an Involuntary Termination for any reason other than Cause or Employee's own voluntary termination, and Employee shall be entitled to the severance payment and continuation of benefits described in this Section 2(c).

Non-Disclosure. During the term of Employee's employment and thereafter, except pursuant to his duties to the Company hereunder, Employee shall not disclose to anyone any material or confidential information about the affairs of the Company, including trade secrets, recipes, trade "know-how," inventions, customer lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of customers, sales, profits or other financial information which is confidential to the Company or is not generally known in the relevant trade.

Notices. Notices will be hand delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a recognized expedited delivery service with signature required for delivery, to the address set forth on page one hereof, unless specifically changed by either party by written notice to the other.


Miscellaneous.

This Agreement is a personal contract, and the rights and interests of Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated, except as otherwise expressly permitted by the provisions of this Agreement. Except as otherwise expressly provided herein, Employee shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits of Employee shall be for the sole personal benefit of Employee, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Employee, provided, however, that in the event of Employee's death, Employee's estate, legal representative or beneficiaries (as the case may be) shall have the right to receive all of the benefits that accrued to Employee pursuant to and in accordance with the terms of this Agreement prior to the date of Employee's death.

The Company shall assign this Agreement to any successor of substantially all of its business or assets, and any such successor shall be bound by all of the provisions hereof.

This Agreement may not be changed, amended, terminated, or superseded orally, but only by an agreement in writing, nor may any of the provisions hereof be waived orally, but only by an instrument in writing, in any such case signed by the party against whom enforcement of any change, amendment, termination, waiver, modification, extension or discharge is sought.

Except as otherwise provided herein, this Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws thereof.

All descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

If any provision of this Agreement, or part thereof, is held to be unenforceable, the remainder of this Agreement and provision, as the case may be, shall nevertheless remain in full force and effect.

Each of the parties hereto shall, at any time and from time to time hereafter, upon the reasonable request of the other, take such further action and execute, acknowledge and deliver all such instruments of further assurance as necessary to carry out the provisions of this Agreement.

This Agreement contains the entire agreement and understanding between the Company and Employee with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to the Company or its affiliates or their respective businesses, assets, liabilities, operations, future plans or prospects have been made by or on behalf of the Company to Employee; nor have any representations or warranties of any kind or nature been made by Employee to the Company, except as expressly set forth in this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above first written.

     ANNIE'S HOMEGROWN, INC.




     By:
     Title:

     EMPLOYEE:




     Neil Raiff